Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Chris Kavanagh

(800) 978-8136

ckavanagh@summithealthcarereit.com

Summit Healthcare REIT, Inc. sells skilled nursing portfolio in California

Laguna Hills, Calif., (September 11, 2024) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it has sold a portfolio of three skilled nursing facilities located in San Bernardino County, California on September 6, 2024. The portfolio, which consists of a total of 191 licensed beds, sold for a price of $30,000,000 to affiliates of the current operator of the facilities. The sale of this portfolio yielded an internal rate of return (IRR) of over 50% for Summit. The transaction was conducted without the aid of an outside brokerage firm.

“The impressive return on the sale of this portfolio is another step in the right direction for Summit,” Chief Executive Officer Elizabeth Pagliarini stated. “We continue to make material headway with the strategic plan we implemented last year after my appointment to CEO. I remain optimistic about the future and our ability to deliver value to our shareholders.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 36 senior housing facilities in 11 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Chris Kavanagh at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2023, and the quarterly report for the periods ended March 31, 2024 and June 30, 2024. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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